            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion in this Registration Statement of Keynote Series Account on Form N-4 of our reports dated February 22, 2005, relating to the financial statements and financial highlights of Keynote Series Account and Diversified Investors Portfolios, which appear in the 2004 Annual Report of Pension Investment Options - Keynote Series Account. We also consent to the inclusion of our report dated April 22, 2005 relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries. We also consent to the references to us under the headings "Experts" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

    New York, New York
    April 27, 2005